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                        Consent of Independent Auditors


The Board of Directors
The Multicare Companies, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-4 of Genesis Health Ventures, Inc. of our reports dated February 4, 1997 with respect to the consolidated balance sheets of the Multicare Companies, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows and the consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the annual report on Form 10-K of The Multicare Companies, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-4.


                                                           KPMG LLP

Philadelphia, Pennsylvania
March 15, 1999